Exhibit 99.1

At Home Appoints Kenneth Simril to

Board of Directors

Kenneth Simril appointed to

At Home Group Inc. Board

PLANO, Texas, November 20, 2020 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced the appointment of Kenneth Simril to serve as an independent member of its board of directors, effective November 20, 2020. Mr. Simril currently serves as the President and Chief Executive Officer of Fleischmann’s Ingredients, a manufacturer of industrial preservative and flavoring ingredients to leading producers of consumer food products.

“Ken Simril is a dynamic, consumer-oriented CEO with 30 years of diversified functional experience across multiple categories, including consumer products, technology and energy. We look forward to benefiting from Ken’s leadership as a member of the At Home Group Board of Directors,” said Lee Bird, Chairman and Chief Executive Officer of At Home.

Prior to joining Fleischmann’s in 2006, Mr. Simril amassed broad executive experience spanning finance, investor relations and operations for consumer facing businesses. These experiences led to successive operating roles as Chief Financial Officer and Chief Operations Officer for privately-held businesses in the network security space and the food services industry. He has also served in various finance and engineering roles with Mobil Oil Corporation and Exxon Mobil Corporation. Mr. Simril is a graduate of the University of Southern California where he received his BS in Petroleum Engineering. He received his MBA from Harvard Business School. Mr. Simril currently serves as an Independent Director for American Funds of the Capital Group.

About At Home Group Inc.

At Home (NYSE: HOME), the home décor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal décor. At Home is headquartered in Plano, Texas, and currently operates 219 stores in 40 states.

Investor Relations:

At Home Group Inc.

Arvind Bhatia, CFA / 972.265.1299 / ABhatia@AtHome.com

Bethany Johns / 972.265.1326 / BPerkins@AtHome.com

Media

Carey Marin

214.914.1157

MediaRelations@AtHome.com

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